REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Members of New York-New York Hotel & Casino, LLC:

We have audited the accompanying balance sheets of New York-New York Hotel & Casino, LLC (the "Company") as of December 31, 1997 and 1996, and the related statements of income, changes in members' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New York-New York Hotel & Casino, LLC as of December 31, 1997 and 1996, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                    ARTHUR ANDERSEN LLP

Las Vegas, Nevada
January 28, 1998


















                                        47
                     NEW YORK-NEW YORK HOTEL & CASINO, LLC
                                BALANCE SHEETS
                                    ASSETS
                            (Amounts in Thousands)


                                                      December 31,
                                                1997               1996
                                              ________          ________

CURRENT ASSETS:
   Cash and cash equivalents                  $  7,296          $  6,104
   Restricted cash                                 -              10,868
   Accounts receivable, net of allowance for
   doubtful accounts of $872 and $0,
   respectively                                  4,266               370
   Inventories                                     460               350
   Prepaid expenses and other                    5,999             4,097
                                              ________          ________
Total current assets                            18,021            21,789
                                              ________          ________

PROPERTY AND EQUIPMENT:
   Land                                         63,223            49,563
   Building, fixtures and equipment            405,418           380,989
                                              ________          ________
                                               468,641           430,552
   Accumulated depreciation                    (21,768)              -
                                              ________          ________
Property and equipment, net                    446,873           430,552

OTHER ASSETS                                     5,358             4,750
                                              ________          ________
TOTAL ASSETS                                  $470,252          $457,091
                                              ========          ========





















The accompanying notes are an integral part of these financial statements.

                                        48
                     NEW YORK-NEW YORK HOTEL & CASINO, LLC
                                BALANCE SHEETS
                        LIABILITIES AND MEMBERS' EQUITY
                            (Amounts in Thousands)


                                                      December 31,
                                                1997               1996
                                              ________          ________

CURRENT LIABILITIES:
   Current portion of notes payable           $ 11,273          $    -
   Swing line loan                               5,600               -
   Current portion of capital lease                179               172
   Accounts payable                              1,314            12,683
   Accrued expenses                             21,815            19,522
   Construction payable                            -              12,625
   Retention payable                               318            14,596
                                              ________          ________
Total current liabilities                       40,499            59,598
                                              ________          ________

LONG-TERM DEBT:
   Long-term capital lease                         718               829
   Notes payable                               245,685           285,000
                                              ________          ________
TOTAL LIABILITIES                              286,902           345,427
                                              ________          ________

MEMBERS' EQUITY:
   Members' contributions                      141,400           127,400
   Members' distributions                      (30,320)              -
   Retained earnings (deficit)                  72,270           (15,736)
                                              ________          ________
Total members' equity                          183,350           111,664
                                              ________          ________

TOTAL LIABILITIES AND MEMBERS' EQUITY         $470,252          $457,091
                                              ========          ========

















The accompanying notes are an integral part of these financial statements.

                                        49
                     NEW YORK-NEW YORK HOTEL & CASINO, LLC
                             STATEMENTS OF INCOME
                            (Amounts in Thousands)


                                                        Years Ended
                                                        December 31,
                                                1997        1996        1995
                                              ________    ________    ________

REVENUES:
   Casino                                     $143,953    $    -      $    -
   Hotel                                        69,400         -           -
   Beverage                                     13,983         -           -
   Roller Coaster                                9,910         -           -
   Retail and other                             28,058         345         149
                                              ________    ________    ________
                                               265,304         345         149
   Less:  promotional allowances               (10,051)        -           -
                                              ________    ________    ________
   Net revenues                                255,253         345         149
                                              ________    ________    ________

COSTS AND EXPENSES:
   Casino                                       51,710         -           -
   Hotel                                        23,852         -           -
   Beverage                                      4,719         -           -
   Roller Coaster                                2,079         -           -
   Retail and other                              6,072         413         481
   Selling, general and administrative          24,691         -           -
   Property costs                               12,410         -           -
   Depreciation and amortization                22,289         -           -
   Pre-opening expenses                            -        15,762         -
   Abandonment loss                                -           -           642
                                              ________    ________    ________
   Total costs and expenses                    147,822      16,175       1,123
                                              ________    ________    ________

OPERATING INCOME/(LOSS)                        107,431     (15,830)       (974)

INTEREST INCOME (EXPENSE), NET                 (19,425)        147         921
                                              ________    ________    ________
NET INCOME/(LOSS)                             $ 88,006    $(15,683)   $    (53)
                                              ========    ========    ========












The accompanying notes are an integral part of these financial statements.

                                        50
                     NEW YORK-NEW YORK HOTEL & CASINO
                   STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                            (Amounts in thousands)



                                                 MGM       PRMA Las
                                             Grand, Inc.  Vegas, Inc. Total
                                             __________   __________  _________

Inception, December 23, 1994                  $           $           $

Members' contributions                          41,200      41,200      82,400
Net loss                                           (27)        (26)        (53)
                                              ________    ________    ________

Balance, December 31, 1995                      41,173      41,174      82,347

Members' contributions                          22,500      22,500      45,000
Net loss                                        (7,841)     (7,842)    (15,683)
                                              ________    ________    ________

Balance, December 31, 1996                      55,832      55,832     111,664

Members' contributions                           7,000       7,000      14,000
Members' distributions                         (15,160)    (15,160)    (30,320)
Net income                                      44,003      44,003      88,006
                                              ________    ________    ________

Balance, December 31, 1997                    $ 91,675    $ 91,675    $183,350
                                              ========    ========    ========

























The accompanying notes are an integral part of these financial statements.

                                        51
                     NEW YORK-NEW YORK HOTEL & CASINO, LLC
                           STATEMENTS OF CASH FLOWS
                            (Amounts in Thousands)

                                                        Year Ended
                                                        December 31,

                                                1997       1996        1995
                                              ________    ________    ________

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income/(loss)                          $ 88,006    $(15,683)   $    (53)
   Adjustments to reconcile net income/(loss)
     to net cash provided by operating
     activities:
     Depreciation and amortization              21,905         -           -
     Amortization of debt issuance costs           384         -           -
     Allowance for doubtful accounts              (872)        -           -
     Pre-opening costs                             -        15,762         -

     Change in current assets and liabilities
       due to operating activities:
       Increase in accounts receivable          (3,024)       (340)        (30)
       Increase in inventories                    (110)       (304)        (46)
       Increase in prepaid expenses
         and other                              (1,902)     (4,097)         -
       Increase (decrease) in accounts
         payable                               (11,369)     12,496         187
       Increase in other accrued expenses        2,293      18,257       1,265
                                              ________    ________    ________
   Total adjustments                             7,305      41,774       1,376
                                              ________    ________    ________
Net cash provided by operating activities       95,311      26,091       1,323
                                              ________    ________    ________






















The accompanying notes are an integral part of these financial statements.

                                        52
                     NEW YORK-NEW YORK HOTEL & CASINO, LLC
                           STATEMENTS OF CASH FLOWS
                            (Amounts in Thousands)


                                                        Year Ended
                                                        December 31,

                                                1997       1996        1995
                                              ________    ________    ________

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, equipment and land   (52,367)   (262,211)   (111,544)
   (Decrease) increase in construction
     payables                                  (12,625)     (2,365)     14,990
   Decrease (increase) in restricted cash       10,868     (10,868)        -
   Increase in other assets                     (1,628)     (1,070)        -
   Pre-opening costs                               -       (14,976)       (786)
                                              ________    ________    ________
Net cash used in investing activities          (55,752)   (291,490)    (97,340)
                                              ________    ________    ________

CASH FLOWS FROM FINANCING ACTIVITIES:
   Increase in deferred financing, fees, net       499         -        (2,480)
   Proceeds from issuance of long-term debt     25,600     225,999      59,001
   Members' contributions                       14,000      45,000      40,000
   Members' distributions                      (30,320)        -           -
   Proceeds from members' advances                 -           -        10,000
   Repayment of members' advances                  -           -       (10,000)
   Principal payments of long-term debt        (48,146)        -           -
                                              ________    ________    ________
Net cash (used in)/provided by financing
   activities                                  (38,367)    270,999      96,521
                                              ________    ________    ________
Net increase in cash and cash equivalents        1,192       5,600         504
Cash and cash equivalents, beginning of year     6,104         504         -
                                              ________    ________    ________
Cash and cash equivalents, end of year        $  7,296    $  6,104   $     504
                                              ========    ========   =========

















The accompanying notes are an integral part of these financial statements.

                     NEW YORK-NEW YORK HOTEL & CASINO, LLC
                         NOTES TO FINANCIAL STATEMENTS


1. Organization and Basis of Presentation

MGM Grand, Inc. ("MGM"), a Delaware corporation, and PRMA Las Vegas, Inc. ("Primadonna"), a Nevada corporation, entered into an operating agreement (the "Agreement") dated December 23, 1994 (inception) to establish New York-New York Hotel & Casino, LLC, a Nevada limited liability company (the "Company"), which develops and operates the New York-New York Hotel & Casino (the "Hotel-Casino") located on the "Las Vegas Strip". The Agreement will expire on December 23, 2024. In the prior year financial statements the Company was in the development stage.

New York-New York Hotel & Casino opened to the public January 3, 1997, at an approximate cost of $460,000,000. MGM contributed to the Company land with a fair market value of $41,200,000 to comprise its total initial equity investment. Primadonna contributed to the Company theme rights with a fair market value of $1,200,000 and cash of $40,000,000 for a total initial equity investment of $41,200,000. Each member contributed cash of $22,500,000 and $7,000,000 during fiscal years 1996 and 1997, respectively. Each member has a 50% ownership interest in the Company.

Profits and losses, quarterly cash flow payments, and additional capital contributions are allocated to each member at their 50% ownership interest. MGM and Primadonna are not responsible for debts or obligations of the Company, except as it relates to the Bank Credit Facility (see Note 7).

2. Summary of Significant Accounting Policies

a. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

b. Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less. Such investments are counted at cost, which approximates market value.

c. Casino Revenues and Promotional Allowances

Casino revenues represent the net win from gaming wins and losses. The retail value of beverage, hotel rooms and other goods and services provided to customers without charge, is included in gross revenues, and then deducted as promotional allowances.

The estimated departmental costs of providing such promotional allowances is included in casino costs and expenses as follows (in thousands):

                                               Year Ended December 31, 1997

     Beverage                                           $ 4,367
     Hotel                                                1,001
     Other                                                  197
                                                        _______
                                                        $ 5,565
                                                        =======

d. Inventories

Inventories are valued at the lower of cost or market as determined on the first-in, first-out method. Inventories consist primarily of beverage and retail products.

e. Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization are provided for on the straight-line method over the following estimated useful lives:

Buildings and improvements                     10 to 40 years
Furniture, fixtures and equipment               3 to 12 years

Normal repairs and maintenance are charged to expense when incurred. Expenditures which materially extend the useful life of assets are capitalized.

f. Capitalized Interest

The Company capitalized interest costs associated with debt incurred during the active construction and development as well as in connection with major construction projects. Interest capitalized was $0, $13,951,000 and $759,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

g. Pre-Opening Expenses

Pre-opening expenses include direct incremental project salaries and other expenses incurred during the pre-opening phase of the project. All pre-opening costs directly related to gaming and hotel operations are capitalized as incurred and charged to expense in the period the project is ready for its intended use. All pre-opening costs were expensed in the year ended December 31, 1996, as the property was ready for use as of December 25, 1996.

h. Income Taxes

The Company is not subject to income taxes, therefore no provision for income taxes has been made as the members include their respective shares of the Company's income or loss in their individual income tax returns.

i. Valuation of Land

The land contributed by MGM has been included in property and equipment at a value of $41,200,000 (see Note 1). This amount exceeds MGM's original cost basis and represents the valuation which has been agreed upon by the members.

j. Fair Value of Financial Instruments

The fair value of the Company's financial instruments approximates their recorded value at December 31, 1997 and 1996.

k. Reclassifications

The financial statements for prior periods reflect certain reclassifications to conform with classifications adopted in 1997.

3. Statements Of Cash Flows

The following supplemental disclosures are provided as part of the accompanying financial statements of cash flows:

                                              Years Ended December 31,

                                                1997       1996        1995
                                              ________    ________    ________

Cash payments made for interest
  (net of amounts capitalized)                $ 17,616    $    -      $    -

SUPPLEMENTAL DISCLOSURE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES:

Capital lease for equipment                   $    -      $  1,001    $    -
                                              ========    ========    ========

Retention payable included in
   construction in progress                   $    318    $ 14,596    $  3,747
                                              ========    ========    ========

Contributed land, at fair market value        $    -      $    -      $ 41,200
                                              ========    ========    ========

Contributed intangible asset,
   at fair market value                       $    -      $    -      $  1,200
                                              ========    ========    ========

4. Prepaid Expenses and Other

Prepaid expenses and other at December 31, 1997 and 1996 consist of the following (in thousands):

                                                1997               1996
                                              ________          ________
Prepaid taxes and licenses                    $ 2,885           $    630
Deposits                                          148              2,207
Other Prepaids                                  2,966              1,260
                                              ________          ________
                                              $ 5,999           $  4,097
                                              ========          ========

5. Other Assets

Other assets at December 31, 1997 and 1996 consist of the following (in thousands):

                                                1997               1996
                                              ________          _______
Deferred financing fees                       $  2,485          $  2,994
Intangible assets                                2,290             1,319
Organization costs                                 614               461
Cost of chips and tokens                           988               513
                                              ________          _______
Subtotal                                         6,377             5,287
Less: amortization                              (1,019)             (537)
                                              ________          _______
Other assets, net                             $  5,358          $  4,750
                                              ========          =======

Deferred financing fees related to the Company's long-term debt facility are being amortized to interest expense on a straight-line basis over the period of the loan. In accordance with the Company's capitalization of interest costs during the development phase, the amortized portion of these fees was included in capitalized interest.

Intangible assets represent certain rights related to the "New York Theme, " contributed by Primadonna, in accordance with the Agreement. This amount is being amortized over the life of the Agreement (30 years).

Organization costs consist primarily of professional and legal fees incurred to establish the Company, and obtain requisite gaming licenses. These costs are being amortized over 5 years.

Chips and tokens consist of the cost of purchasing the gaming chips and tokens used in the Hotel-Casino. These costs are being amortized over 3 years.

6. Accrued Expenses

Accrued expenses at December 31, 1997 and 1996 consist of the following (in thousands):

                                                1997               1996
                                              ________          _______
Accrued interest                              $  1,809          $  2,158
Advance deposits                                 3,393             2,632
Accrued accounts payable                           385            10,231
Accrued payroll and related                      6,791             1,550
Accrued gaming liability                         3,290               -
Accrued taxes                                    1,866               -
Other accruals                                   4,281             2,951
                                              ________          ________
                                              $ 21,815          $ 19,522
                                              ========          ========

7. Long-Term Debt

Long-term debt at December 31, 1997 and 1996 consists of the following (in thousands):

                                                1997               1996
                                              ________          _______

Amount due under Master Security Agreement
for Equipment financing. Interest rate based
on Libor plus 1.88%.  Interest ranged from
7.35% to 7.75% during the year.  Repayable
in 58 monthly installments of $254,000.       $ 17,458          $    -

Amount due under Bank Credit Facility at
floating interest rates based on Libor plus
between .75% to 2.00% depending on the
Guarantor Funded Debt Ratio as defined.
Interest on the Bank Credit Facility ranged
from 6.28% to 6.71% during 1997, maturing
March 31, 2002.                                239,500           285,000

Amount due under the Swing Line loan at
floating interest rates based on Libor plus
between zero and 1.00% depending on the
Guarantor Funded Debt Ratio as defined.
Interest on the Swing Line loan ranged from
7.69% to 8.19% during 1997. This loan is
payable on demand or in any event will
mature on March 31, 2002                         5,600               -
                                              ________          ________
                                               262,558           285,000
Less - current portion of long-term debt       (16,873)              -
                                              ________          ________
Total long-term debt                          $245,685          $285,000
                                              ========          ========

On September 15, 1995, the Company entered into a secured limited recourse financing agreement for a $225,000,000 Construction/Revolving Loan (the "Bank Credit Facility") with a consortium of banks, led by Bank of America. On September 26, 1996, the Bank Credit Facility was amended to increase the Commitment to $285,000,000. The Bank Credit Facility was a non-revolving construction line of credit, which converted to a 5 year reducing revolver upon the commencement of operations of New York-New York on January 3, 1997. Interest on the Bank Credit Facility is variable based on a formula defined in the Bank Credit Facility agreement. An initial payment of $20,000,000 is due on March 31, 1998 which is the Initial Reduction Date. Thereafter, quarterly installments are due of $9,375,000 for the next four quarters; $11,250,000 for the next eight quarters; $12,500,000 for the next three quarters; and the balance maturing four years after the Initial Reduction Date. Additional principal payments are due one year after operations commence based on 50% of Available Cash Flow (as defined). The Company has the ability to apply the payments made ahead of schedule in 1997 against this minimum payment. Accordingly, $11,273,000 related to the Bank Credit Facility is shown in the current portion of long-term debt which represents the additional balance due in 1998. The Bank Credit facility is secured by substantially all of the assets of the Company.

The Company incurred commitment fees on a quarterly basis on the unused portion of the Bank Credit Facility at 0.5%. Commitment fees incurred during the years ended December 31, 1997, 1996 and 1995 were $51,000, $284,000 and $228,000, respectively; these amounts are included in capitalized interest. Substantially all property and equipment of the Hotel-Casino is pledged as collateral under the Bank Credit Facility.

The Bank Credit Facility contains various restrictive covenants including the maintenance of certain financial ratios and limitations of additional debt, distributions, disposition of property, mergers and similar transactions. The Company is in compliance with these covenants at December 31, 1997. On March 17, 1997, the Company purchased a contiguous parcel of land for $13,500,000. This purchase is not subject to the calculation of the maximum capital expenditures allowable under the Bank Credit Facility.

As a condition the Bank Credit Facility, MGM and Primadonna (collectively, the "Guarantors") guaranteed completion of the Hotel-Casino and, in addition, entered into a "Keep Well" agreement whereby, if the Company fails to be in compliance with any of the financial ratio covenants (as defined), the Guarantors shall contribute Acceptable Cash Equity (as defined) to the Company.

The Bank Credit Facility allows for the issuance of letters of credit of up to $20,000,000 and the issuance of swing line loans of up to $10,000,000. As of December 31, 1997, no amounts were outstanding with respect to the letter of credit and the outstanding balance on the Swing Line loan was $5,600,000.

On January 21, 1997, the Company entered into a $20,000,000 Master Security Agreement for equipment financing with a financial institution (the "Note"). The Note is payable in 58 monthly installments of $254,000 and one final installment of $5,000,000. The Note contains a Contract Rate of interest equal to the sum of 1) one and 88/100 percent (1.88%) per annum, plus 2) a variable annum interest rate which shall be equal to the one month LIBOR rate. The Company has the option to convert to a fixed rate, based on the Treasury Rate, for the remaining length of time on the Note, plus one and 88/100 percent (1.88%) per annum.
                                        59


Interest payable at December 31, 1997, 1996 and 1995 was approximately $1,809,000, $2,158,000 and $175,000 respectively, and is included in accrued expenses in the accompanying balance sheets.

Scheduled maturities of long-term debt are as follows as of December 31, 1997 (in thousands):

     1998                                    $ 16,873
     1999                                      46,173
     2000                                      48,048
     2001                                      51,798
     2002                                      99,666
     Thereafter                                   -
                                             ________
                                             $262,557
                                             ========

8. Capital Lease

In December, 1996, the Company entered into a five-year master equipment lease agreement to purchase various powered supply carts with a fair market value of $1,001,000 at an interest rate of 7.46%. The future minimum lease payments by year under the lease, together with the present value of the lease payments, consisted of the following at December 31, 1997 (in thousands):

     1998                                    $    240
     1999                                         240
     2000                                         240
     2001                                         241
     2002                                         -
     Thereafter                                   -
                                             ________
Minimum lease payments                            961
Less: amounts representing interest               (64)
                                             ________
Present value of minimum lease payments      $    897
                                             ========

9. Minimum Lease Income

The Company has entered into a number of operating leases in relation to food and beverage and retail outlets. The future minimum lease income under these leases consisted of the following at December 31, 1997 (in thousands):

     1998                                    $  6,995
     1999                                       6,959
     2000                                       6,959
     2001                                       6,959
     2002                                       5,713
     Thereafter                                46,877
                                             ________
                                             $ 80,462




                                        60


10. Abandonment Loss

The Company incurred costs related to the construction of flyover ramps to divert traffic from the heavily traveled intersection in front of the Hotel-Casino. Based upon the results of the traffic studies subsequently performed, management changed their intentions and abandoned construction of these flyovers; therefore $642,000 of abandonment loss, the cumulative costs incurred to date, was charged to expense as of December 31, 1995.

11. Related Party Transactions

During the years ended December 31, 1997, 1996 and 1995, the Company engaged in certain transactions with MGM and Primadonna. In 1995 MGM and Primadonna, each, contributed $5,000,000, to the Company, which amounts were advanced to, and subsequently repaid by the Company, during the year ended December 31, 1995.

In addition, the Company has reimbursed expenses related to construction and pre-opening expenses paid for by MGM and Primadonna. These reimbursed expenses approximated $96,000 and $1,544,000 for 1996 and $414,000 and $2,279,000 for
1995, for MGM and Primadonna, respectively. Included in these amounts are interest paid of $4,000 to Primadonna for 1996, and $44,000 and $40,000 to MGM and Primadonna, respectively for 1995.

During the year ended December 31, 1997 the Company purchased services valued at $346,000 and $98,000 from MGM and Primadonna, respectively. At December 31, 1997, $9,000 and $1,000 was payable to MGM and Primadonna, respectively. In addition, services were provided by the Company valued at $483,000 and $8,000 to MGM and Primadonna, respectively. At December 31, 1997 balances of $35,000 and $1,000 were receivable from MGM and Primadonna, respectively.

12. Commitments and Contingencies

Litigation

The Company is party to various litigation arising in the normal course of business. Management is of the opinion that the ultimate resolution of the matters will not have a material effect on the financial position or the results of operations of the Company.

Long Term Incentive Plan

During 1997 the Company adopted a long-term incentive plan for senior executives. The plan is based on performance to motivate management to remain with the Company over the long term. The plan rewards performance over and above a predetermined level of earnings before interest, taxes and depreciation as defined, and established by the compensation committee. A total of $910,000 was charged to expense under the plan during 1997.









                                        61